UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2016 (May 27, 2016)
 ______________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit and Guaranty Agreement

On May 27, 2016, TerraForm Power Operating, LLC (“Operating”), a subsidiary of TerraForm Power, Inc. (the “Company”), entered into a seventh amendment (the “Seventh Amendment”) to its credit and guaranty agreement with Barclays Bank PLC, as Administrative Agent and Lender, and certain other lenders party thereto (the “Revolver”).

The Seventh Amendment extends the date by which TerraForm Power, LLC (“Holdings”) must deliver to the Administrative Agent and the other lenders party to the Revolver its financial statements and accompanying audit report with respect to fiscal year 2015 to the earlier of (a) the tenth business day prior to the date on which the failure to deliver such financial statements would constitute an event of default under Operating’s Indenture, dated January 28, 2015, with respect to its 5.875% senior notes due 2023 (the “2023 Indenture”) and (b) March 30, 2017. As described below, Operating received a notice of default on May 31, 2016 from the trustee under the 2023 Indenture and, absent a waiver of this default or an extension of the time period for compliance, has a 90 day period from the date of such notice before such failure becomes an event of default under the 2023 Indenture. The date for delivering the financial statements and accompanying audit report for fiscal year 2015 under the Revolver was previously May 28, 2016 as provided in the sixth amendment to the Revolver executed on May 6, 2016. The Seventh Amendment also extends the date by which Holdings must deliver its unaudited quarterly financial statements for the fiscal quarter ending March 31, 2016 to June 30, 2016 and with respect to the fiscal quarters ending June 30, 2016 and September 30, 2016 to the date that is 75 days after the end of each fiscal quarter.

The Seventh Amendment also requires Holdings to undertake certain additional obligations, including to request a waiver or amendment under the Indenture with respect to Operating’s obligation to make available audited financial statements for fiscal year 2015. The Seventh Amendment also may require, depending on the terms upon which the holders of the senior notes agree to any such waiver or amendment under the 2023 Indenture, payment of fees to the Revolver lenders, an increase in the applicable margin used to determine the interest rate on loans under the Revolver and a decrease in the aggregate commitments of the lenders under the Revolver.

The Seventh Amendment requires Holdings and Operating to cause certain project-level subsidiaries to guarantee the obligations under the Revolver and to provide certain collateral to the lenders and other secured parties under the Revolver, in each case, to the extent such subsidiaries are permitted to do so under any applicable project level financing or debt agreements or other project level agreements. These guarantees and the collateral will be automatically released to the extent such subsidiaries incur any project-level financings that would not permit such guarantees or collateral and that are otherwise permitted under the Revolver. The Seventh Amendment also amends the conditions under which Operating and Holdings are permitted to make distributions in respect of their equity, including by adding a requirement that Operating and Holdings satisfy certain minimum liquidity thresholds at the time of making any such distribution. Although the Company is not a party to, or guarantor of Operating’s obligations under, the Revolver, these conditions will also effectively apply to the Company’s payment of dividends on its Class A common stock.

The foregoing description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the Seventh Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Amendment to LLC Agreement

On June 1, 2016, the Company, acting in its capacity as sole managing member of Holdings, adopted an amendment (the “Holdings LLC Agreement Amendment”) to the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of July 23, 2014 (as amended from time to time, the “Holdings LLC Agreement”).

Pursuant to the Holdings LLC Agreement Amendment, until the first annual meeting of the Company’s stockholders held after December 31, 2016, the Company delegated to an independent conflicts committee (the “LLC Conflicts Committee”) the exclusive power to exercise all of its rights, powers and authority as the sole managing member of Holdings to manage and control the business and affairs of Holdings and its controlled affiliates relating to or involving SunEdison, Inc. (“SunEdison”) and any of its affiliates (other than Holdings and its controlled affiliates) (as more specifically defined in the Holdings LLC Agreement Amendment, the “Conflicts Matters”).

The Holdings LLC Agreement Amendment was approved and authorized by the Company’s Corporate Governance and Conflicts Committee (the “Conflicts Committee”), pursuant to the power and authority delegated to it by resolutions of the Board of Directors (the “Board”) of the Company dated March 25, 2016 authorizing the Conflicts Committee, in anticipation of and in connection with a bankruptcy filing by SunEdison, to evaluate and act affirmatively with respect to matters involving or substantially relating to SunEdison, including actions to protect the Company’s contractual and other rights and otherwise to preserve the value of the Company and its assets. The decision to delegate authority to the Conflicts Committee with respect to these SunEdison-related matters was taken by the Board in light of the obligation that material matters relating to SunEdison be approved by the Conflicts Committee. On June 1, 2016, the Board reaffirmed the power and authority delegated to the Conflicts Committee with respect to these SunEdison-related matters by ratifying the adoption of the Holdings LLC Agreement Amendment.

The current members of the LLC Conflicts Committee are Mr. John F. Stark, Mr. Chris Compton and Mr. Hanif “Wally” Dahya. New members may be appointed (i) by a majority of LLC Conflicts Committee members then in office or (ii) by the Company (in its capacity as managing member of Holdings) with the approval of the holders of a majority of the outstanding shares of Class A common stock of the Company, excluding any such shares held, directly or indirectly, by SunEdison or any of its affiliates (“Independent Shareholder Approval”).

Each member of the LLC Conflicts Committee must satisfy, in the determination of the LLC Conflicts Committee, the NASDAQ Power Select Market standards for “independent directors” and nominations committee members.

The delegation of exclusive power and authority to the LLC Conflicts Committee under the Holdings LLC Agreement Amendment may not be revoked and the members of the LLC Conflicts Committee may not be removed, other than by a written instrument signed by the Company, acting in its capacity as managing member of Holdings, with either (i) the written consent of a majority of the LLC Conflicts Committee members then in office, or (ii) Independent Shareholder Approval.

The foregoing summary of the amendment to the Holdings LLC Agreement is qualified in its entirety by reference to the Holdings LLC Agreement Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On May 31, 2016, Operating received a notice of default from the trustee under the 2023 Indenture governing Operating’s 5.875% senior notes due 2023 (the “2023 Notes”), and from the trustee under the Indenture, dated as of July 17, 2015 (the “2025 Indenture” and collectively with the 2023 Indenture, the “Indentures”), governing Operating’s 6.125% senior notes due 2025 (the “2025 Notes”). Under the terms of each of the Indentures, the Company is required to timely file with the Securities and Exchange Commission (the “SEC”) or make publicly available annual and quarterly reports within the time periods (including any extensions thereof) specified in the SEC rules and regulations. Under each of the Indentures, Operating has 90 days from the date such notice of default is deemed to be duly given under the Indenture to cure the default by filing or making publicly available its annual report for the year ended December 31, 2015 (the “2015 Annual Report”). If Operating does not cure the default under an Indenture, the trustee under such Indenture or the holders of at least 25% of the notes under such Indenture may accelerate the notes issued under such Indenture and the unpaid principal and accrued interest on the applicable notes then outstanding would become immediately due and payable. The notices of default do not result in an acceleration of the 2023 Notes or 2025 Notes prior to the expiration of such cure period, nor do the notices of default result in a cross-default under the Revolver. However, if an event of default under either Indenture were to occur, such event of default would result in a cross-default under the Revolver that would permit the lenders holding more than 50% of the aggregate exposure under the Revolver to accelerate the outstanding principal amount of loans and terminate the outstanding commitments under the Revolver. As of the date hereof, Operating has $950 million aggregate principal amount of 2023 Notes outstanding and $300 million aggregate principal amount of 2025 Notes outstanding. There can be no assurance that the Company will file or make available the 2015 Annual Report within the cure periods under the applicable Indenture. The notices of default are furnished as Exhibits 99.1 and 99.2 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 7.01 of this Current Report on Form 8-K and the attached notices of default shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report on Form 8-K and the attached notices of default shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Seventh Amendment to Credit and Guaranty Agreement, dated May 27, 2016
10.2	Third Amendment to the Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC, dated as of June 1, 2016
99.1*	Notice of default letter regarding 5.875% senior notes due 2023, dated May 31, 2016
99.2*	Notice of default letter regarding 6.125% senior notes due 2025, dated May 31, 2016

* Document furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: June 2, 2016	By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Seventh Amendment to Credit and Guaranty Agreement, dated May 27, 2016
10.2	Third Amendment to the Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC, dated as of June 1, 2016
99.1*	Press release dated May 16, 2016
99.2*	Notice of default letter regarding 6.125% senior notes due 2025, dated May 31, 2016

* Document furnished herewith